Exhibit 99.1

APT MotoVox Group, Inc. Announces Change in Ticker Symbol to MTVX

KANSAS CITY, MISSOURI July 11, 2014 /PRNewswire/ -- APT MotoVox Group, Inc., today announced it will change its OTC BB ticker symbol to MTVX.  The new symbol will become effective as of the opening of trading on Monday, July 14, 2014.

This change does not require any further action by shareholders.  Shares owned by current shareholders will be automatically converted on a one for one basis.

"Our new ticker symbol, MTVX, reflects the full scope of our technology and powersport businesses, and reflects our aspiration to become a global leader in providing cutting edge products to consumers and manufacturers alike," said Troy A. Covey, President. "Shareholders, partners and customers will recognize MTVX as a natural fit with our company, and we believe that the new ticker will help raise awareness for our growing business and contribute to the creation of long-term shareholder value."

Details of the ticker change are included in a corresponding 8-K filing.

About APT MotoVox Group, Inc.

APT MotoVox Group, Inc. (OTC BB: MTVX) is a Delaware registered corporation headquartered in Kansas City and is the holding company for the MotoVox® motorsport product line, SmartCarb® patented fuel system, and the Sonic Flow small engine technology lines (http://www.motovox.com/, and http://www.powerapt.com/).